FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Acquires 567 Properties in July For $897.1 Million

ARCT IV’s Portfolio Now Comprises 1,152 Properties Purchased for $2.0 Billion

July Acquisitions Further Diversify Portfolio

New York, New York, August 1, 2013 – American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it has closed on the acquisition of 567 properties in July for a purchase price of $897.1 million. The Company’s July acquisitions include 536 primarily net lease retail properties purchased on July 31, 2013, as part of a previously announced portfolio acquisition from certain affiliates of GE Capital. The GE Capital portfolio is part of the former publicly traded Trustreet Properties, Inc. portfolio. Following this closing, ARCT IV has acquired 913 properties from this GE Capital transaction for a contract purchase price of $1.35 billion; it expects to purchase the remaining 42 properties in two additional closings. ARCT IV’s July acquisitions included the following investment grade and credit tenants: Kentucky Fried Chicken; Wendy’s; CVS; Dollar General; Family Dollar; Mattress Firm; Walgreens; Rite Aid; SunTrust; and Pizza Hut.

With July’s acquisitions, the Company’s portfolio now comprises 1,152 properties purchased for $2.0 billion. The remainder of ARCT IV’s acquisitions will be made using existing proceeds from its equity raise and low cost debt available to the Company from its previously announced credit facility, as necessary.

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCT IV, commented, “We continue to be able to buy well-located properties anchored by strong credits and national brands at prices that are accretive to our earnings. The acquisition environment is tangibly favorable and our cost of capital remains very attractive. This mix of investment grade and credit tenants succeeds in demonstrating our ability to buy both large scale portfolios and to make granular acquisitions. We expect to use a mix of cash on hand and low-cost financing to complete our expected portfolio purchases.”

About the Company

ARCT IV is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes for the taxable year ended December 31, 2012. Additional information about ARCT IV can be found on its website at www.arct-4.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Trust IV, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)